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                                                                  EXHIBIT 21.1


                          LATTICE SEMICONDUCTOR CORPORATION

                            SUBSIDIARIES OF THE REGISTRANT


    Name                                    Jurisdiction of Incorporation
    ----                                    -----------------------------

1.  Lattice GmbH                                      Germany

2.  Lattice Semiconducteurs SARL                      France

3.  Lattice Semiconductor AB                          Sweden

4.  Lattice Semiconductor Asia Limited                Hong Kong

5.  Lattice Semiconductor International Limited       Jamaica

6.  Lattice Semiconductor KK                          Japan

7.  Lattice Semiconductor (Shanghai) Co. Ltd.         China

8.  Lattice UK Limited                                United Kingdom